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                                                                    Exhibit 10.9

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 12 C.F.R. SECTIONS 200.80(B)(4),
                                                              200.83 AND 230.406

January 4, 1996

Mr. James C. Lierman
5376 Renaissance Ave
San Diego, CA 92122

Dear Jim,

We are pleased to extend to you an offer of a full-time exempt employment position with Genetronics, Inc., as V.P. of Corporate Development effective February 5, 1996. You will report to Martin Nash, Senior Vice President. Your responsibilities will include:

        -      Licensing activities
        -      Assistance in equity management
        -      Strategic planning

Your base salary will be $100,000 per year, with the opportunity of a bonus. The bonus will be determined by a percentage of the licensing monies you bring into the Company. The calculation will be as follows:

        5% of the [...***...]
        4% of the [...***...]
        3% of the [...***...]
        2% of the [...***...]
        1% of the [...***...]

The formula begins again at the start of each year. The bonus may be paid in cash at the end of the year, or in equivalent stock, or a combination of the two. The determination of the composition of the bonus will be solely at your discretion, and will be made annually at the time of your annual performance appraisal. This appraisal will be after the end of each fiscal year, i.e. after 2/28/97, and any compensation adjustments will be effective as of 2/28/97. You will be considered for a very substantial increase at the time of your appraisal after 2/28/97. In addition to cash compensation, you will be granted stock options. This award is subject to approval of the Stock Option Committee and the Board of Directors. Management will endeavor to secure this agreement. The number of options will be 200,000, with an additional 50,000 granted at the same time and price, but issued at the discretion of Management based on performance. The Options will vest monthly over three years.

If your employment with the Company is terminated without cause at any time in the period up to 2/28/99 you will be entitled to salary and stock vesting continuance for 12 months from the date of the termination, or until 2/28/99, whichever is sooner. You will receive any bonus earned up to that point.

As an employee, you have the option of participating in the company "Section 125" cafeteria plan, which has a 30-day waiting period and covers health care, dental and life insurance, with

                                              * Confidential Treatment Requested

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Lierman, Offer Ltr
Jan 4, 1996 pg 2


Genetronics picking up a front-end contribution. You will also have the option of direct deposit of your payroll checks. After six months, you will be eligible for the company's 401K plan with a matching contribution of Genetronics stock. The Company's vacation and sick/PTO policy is defined in the Personnel Handbook. You will receive a copy of this handbook that covers these and other company policies, on your first day of employment. Genetronics has nine paid holidays; Thanksgiving and the day after, Christmas Eve and Christmas Day, New Year's Day, Good Friday, Memorial Day (last Monday in May), Independence Day and Labor Day.

This offer is contingent on satisfactory completion of reference checks.

Jim, we look forward to working with you and wish you a wonderful future as an employee of Genetronics!

Sincerely,

/s/ Lois J. Crandell                    /s/ Martin Nash

Lois J. Crandell                        Martin Nash
President and CEO                       Senior Vice President


The undersigned accepts the above employment offer, and agrees that it contains the terms of employment with Genetronics, and that there are no other terms expressed or implied. It is also understood that employment is subject to verification of identity, and does not guarantee employment for any specific length of time. Employment is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, at any time, with or without cause or advance notice.



ACCEPTED:  /s/ James Lierman                           DATE:  1-19-96
         -------------------------------------         -----------------------

Insert: For the purposes of this agreement, "cause" shall mean a good faith determination by Genetronics, Inc. that you have materially breached this agreement, you have been convicted of a felony, or you have engaged in an act of willful misconduct or materially breached your fiduciary duties to Genetronics, Inc. /s/JL. /s/ MN.